Exhibit 99.1

Investor Contact	Media Contact
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Alcoa Corporation Takes Additional Actions on

U.S. Pension and Other Postemployment Benefit Obligations

Actions align with Alcoa Corporation’s strategic priority to strengthen balance sheet

PITTSBURGH, August 8, 2018 — Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, announced today the signing of a group annuity contract to transfer assets and related obligations of defined benefit pension plans for certain U.S. retirees and beneficiaries.

The Company also has made a discretionary contribution of $100 million to further fund its U.S. defined benefit pension plans.

Both the annuitization and the discretionary payment reduce the risk to the Company associated with the volatility of its pension obligations and align with Alcoa’s strategic priority to strengthen the balance sheet.

As part of the annuity contract, approximately $290 million in obligations and related assets will be transferred later this month to Athene Annuity and Life Company, a subsidiary of Athene Holding, Ltd. (NYSE: ATH).

Athene, through its subsidiaries, has more than 800,000 policyholders and is rated “A” from A.M. Best and “A-” from both Standard and Poor’s Global Ratings and Fitch Ratings with $114.8 billion in assets as of June 30, 2018. It will assume benefit payments for approximately 10,500 participants. Those payments will begin in October of 2018; participants will not see any change in the amount of their benefits.

Separately, Alcoa is notifying certain U.S. salaried retirees that the Company will no longer provide retiree life insurance, effective September 1, 2018. As part of this change, Alcoa will make a one-time transition payment to the affected retirees totaling approximately $25 million.

In connection with both the annuity transaction and the elimination of retiree life insurance, Alcoa will record an estimated non-cash net settlement charge of $184 million (pre- and after-tax), or $0.98 per share, in the third quarter of 2018.

On July 18, 2018, Alcoa reported that its net liability for pension and other postemployment benefits (OPEB) was $2.7 billion as of June 30, 2018, down from $3.5 billion at year end 2017. Today’s announced actions will further reduce the net pension and OPEB liability by approximately $175 million, before remeasurements for affected plans, and will be reflected in the Company’s third quarter 2018 financial results.

The year-to-date reduction in the referenced net liability reflects several other actions taken in 2018, including the $500 million in debt proceeds used to make discretionary contributions to U.S. defined benefit pension plans, the $105 million for additional Canadian pension contributions, and other actions related to pension and other postemployment benefits.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

About Alcoa Corporation

Alcoa is a global industry leader in bauxite, alumina, and aluminum products, built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.